UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑ Definitive Proxy Statement
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☐ Soliciting Material §240.14a-11(c) or §240.14a-12
Micrus Endovascular Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MICRUS ENDOVASCULAR CORPORATION
JOHN T. KILCOYNE
President and Chief Executive Officer

October 11, 2006

Dear Micrus Endovascular Stockholder:

We cordially invite you to attend Micrus Endovascular’s Annual Meeting of Stockholders for the 2006 fiscal year, which will be held at the Holiday Inn at 1740 North First Street, San Jose, CA 95142 on November 14, 2006 at 11:00 a.m. Pacific Time. A webcast of the Annual Meeting will be available on our website at www.micrusendovascular.com.

At this year’s Annual Meeting, stockholders will be asked to elect three (3) Class I directors and to ratify the appointment of PricewaterhouseCoopers LLP as Micrus Endovascular’s independent registered public accounting firm for the 2007 fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2006 Annual Meeting of Stockholders and Proxy Statement.

Simon Waddington and Beat R. Merz will not be standing for re-election as directors. We would like to express our appreciation and gratitude for the significant and valuable contributions each has made to Micrus Endovascular over their many years of service.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by mailing a completed proxy card or by voting over the Internet. Voting your proxy will ensure your representation at the Annual Meeting.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the November 14, 2006 Annual Meeting.

Sincerely,

John T. Kilcoyne

821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400
Fax: (408) 433-1401

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND RELATED INFORMATION
OPTION GRANTS IN 2006 FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
OTHER INFORMATION
APPENDIX A
APPENDIX B
APPENDIX C

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
November 14, 2006
at 11:00 a.m. Pacific Time

The 2006 Annual Meeting of Stockholders of Micrus Endovascular Corporation will be held on November 14, 2006 at 11:00 a.m. Pacific Time at the Holiday Inn at 1740 North First Street, San Jose, CA 95142, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect three (3) Class I directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 2, 2006 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

John T. Kilcoyne
Chief Executive Officer

San Jose, California
October 11, 2006

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Micrus Endovascular Corporation, a Delaware corporation. This proxy is for use at Micrus Endovascular’s 2006 Annual Meeting of Stockholders to be held at the Holiday Inn Hotel at 1740 North First Street, San Jose, CA 95142 on November 14, 2006 at 11:00 a.m. Pacific Time.

This Proxy Statement contains important information regarding Micrus Endovascular’s 2006 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Micrus Endovascular Corporation is referred to as “Micrus” or “Micrus Endovascular” or “the Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, and Micrus’ Annual Report on Form 10-K for the fiscal year ending on March 31, 2006. References to “fiscal 2006” mean Micrus’ 2006 fiscal year that began on April 1, 2005 and ended on March 31, 2006. References to “fiscal 2005” mean Micrus’ 2005 fiscal year that began on April 1, 2004 and ended on March 31, 2005. Micrus’ 2006 Annual Meeting of Stockholders is referred to as the “Meeting.” Micrus’ Board of Directors is referred to as the “Board.” The mailing address of Micrus’ principal executive offices is 821 Fox Lane, San Jose, California 95131.

The Board is sending these proxy materials on or about October 11, 2006 to all stockholders of Micrus as of the record date, October 2, 2006. Stockholders who owned Micrus common stock at the close of business on October 2, 2006 are entitled to receive notice of, attend and vote at the Meeting. Each share of Micrus common stock issued and outstanding as of October 2, 2006, is entitled to be voted on all proposals being voted upon at the Meeting. On the record date, there were 14,514,091 shares of Micrus common stock outstanding.

Webcast of the Annual Meeting

The Meeting will be webcast. You may visit our website at www.micrusendovascular.com at 11:00 a.m. Pacific Time on November 14, 2006 to view a webcast of the Meeting. A replay of the webcast will be available on our website through November 28, 2006.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on October 2, 2006, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John T. Kilcoyne and Robert A. Stern as your representatives at the Meeting. Messrs. Kilcoyne and Stern will vote your shares, as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card or vote your shares over the Internet in advance of the Meeting just in case your plans change.

Voting Procedures

As a stockholder of Micrus, you have a right to vote on certain business matters affecting Micrus. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Micrus common stock you own entitles you to one vote.

Methods of Voting

You may vote by mail, over the Internet or in person at the Meeting.

Voting by Mail.  By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting over the Internet.  To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting.  If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote over the Internet or sign and return another proxy card at a later date;

•	provide written notice of the revocation to Micrus’ Corporate Secretary; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculation for the proposals to be considered at the Meeting are as follows:

Proposal No. 1 — Election of Directors.  The three nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Micrus common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of PricewaterhouseCoopers LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy. Our 2007 fiscal year began on April 1, 2006 and will end on March 31, 2007.

You may vote “for,” “against” or “abstain” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, October 2, 2006, must be present in order to hold the Meeting and to conduct business. Shares are counted as being present at the Meeting if you vote in person at the Meeting, over the Internet or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Vote Voting

If you return a proxy card that indicates an abstention from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes “against” the proposal.

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “for” the three named nominees for directors and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxies as to other matters that may properly come before the Meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters. Both of our proposals should be considered routine matters. To the extent your brokerage firm votes your shares on your behalf on any of the proposals, your shares will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Publication of Voting Results

Votes will be tabulated by Robert Stern, the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes and abstentions. Preliminary voting results will be announced at the Meeting, with the final voting results posted shortly after the Meeting on our website at www.micrusendovascular.com and available there through November 28, 2006. Voting results will also be published in Micrus’ Quarterly Report on Form 10-Q for the second fiscal quarter of 2007 filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.micrusendovascular.com;

•	contacting our Investor Relations department at (408) 433-1400; or

•	visiting the SEC’s website at www.sec.gov.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Micrus Endovascular Corporation, 821 Fox Lane, San Jose, California 95131 Attn: Investor Relations, or (2) call our Investor Relations department at (408) 433-1400. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be borne by us. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Other Matters

Except for the election of three (3) Class I directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, Micrus’ Board does not intend to bring any other matters to be voted on at the Meeting. Micrus’ Board is not currently aware of any other matters that will be presented by others for action at the Meeting.

PROPOSALS

The following proposals will be considered at the Meeting:

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have nominated three candidates for election to the Board this year. Detailed information on each of the nominees is provided below.

The Board is divided into three classes with each director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class I nominee listed has consented to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class I directors for the ensuing three-year term. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

The Company’s Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Pursuant to the Company’s Bylaws, the Board has set the number of Directors at eight, consisting of three Class I directors, three Class II directors and two Class III directors. At the Annual Meeting, the stockholders will vote on the election of Michael L. Eagle, Fred Holubow and Gregory H. Wolf as Class I directors to serve for a three (3) year term until the annual meeting of stockholders in 2009 and until their successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees described herein. Nominees for directors are Michael L. Eagle, Fred Holubow and Gregory H. Wolf.

Mr. Holubow is currently a director of Micrus. Mr. Eagle and Mr. Wolf have agreed to replace Simon Wadington and Beat R. Merz who will not be standing for re-election as directors. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

Business Experience of Nominees and Incumbent Directors

The name, age as of October 3, 2006, and year in which the term expires of each nominee and member of the Board of Directors of the Company is set forth below:

			Term Expires
			in Annual Meeting
Name of Nominee / Director	Age	Positions and Offices	Held in Year

Michael L. Eagle	59	Nominee	2009
Michael R. Henson	60	Director and Member of the Compensation Committee and Chairman of the Board of Micrus Endovascular Corp.	2007
L. Nelson Hopkins, M.D.	63	Director	2008
Fred Holubow	67	Nominee, Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corp.	2009
John T. Kilcoyne	47	Director and President and Chief Executive Officer of Micrus Endovascular Corp.	2007
Francis J. Shammo	46	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corp.	2008
Jeffrey H. Thiel	51	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corp.	2007
Gregory H. Wolf	50	Nominee	2009

Nominees

The following individuals have been nominated for election to the Board of Directors to serve for a three (3) year term until the annual meeting of stockholders in 2009 and until their successors are elected and qualified.

Mr. Eagle serves on the boards of directors of Favrille, Inc., a publicly traded company, and Radiant Medical, Inc. and Siegel-Robert, Inc., both privately held companies. Mr. Eagle is a Founding Member of Barnard Life Sciences, LLC. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Mr. Eagle has a degree in Mechanical Engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the Board of Trustees of Kettering University, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Eiteljorg Museum of American Indians and Western Art.

Mr. Holubow has served as our director since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He is a director of BioSante Pharmaceuticals, Inc, a pharmaceuticals company.

He received his B.S. from the Massachusetts Institute of Technology and his M.B.A. from the University of Chicago.

Mr. Wolf served as the President of CIGNA Group Insurance as well as its subsidiaries, CIGNA Life Insurance Company of New York and Life Insurance Company of North America from 2002 to 2005. Mr. Wolf joined CIGNA in 2001 as a Division President to lead a new business development initiative. From 2000 to 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services. From 1995 to 1999, Mr. Wolf held various positions with Humana, Inc., including Senior Vice President of Sales and Marketing, Chief Operating Officer, President and Chief Executive Officer. Mr. Wolf is a graduate of Penn State University and Central Michigan University.

Continuing Directors

The following individuals will continue to serve on the Board of Directors after the Annual Meeting until the expiration of their term at the annual meeting of stockholders in the year indicated in the table above and until their successors are elected and qualified.

Mr. Henson has served as our director since 1996 and is the Chairman of our Board. Since 2000, Mr. Henson has served as a principal manager of the MedFocus Family of Funds, a group of venture capital funds focused on emerging medical technology. In addition, since 2003 Mr. Henson has served as a general manager of the Biostar Private Equity Investment Fund, LLC, a venture capital firm. In June 1997, Mr. Henson served as Chairman of the Board, Chief Executive Officer and President of Radiance Medical Systems, Inc., and served as a director until May 2002. Prior to that, Mr. Henson served as the Chief Executive Officer of Endosonics Corporation from 1988 to 1995, and as Chairman of the Board from 1993 to 1996. Mr. Henson also serves on the board of directors of several private medical companies and a charitable organization. He received his B.S. in Business Administration from Ball State University and his M.B.A. from Ohio State University.

Dr. Hopkins has served as our director since September 1998. Dr. Hopkins has served as a Professor and Chairman of Neurosurgery at the State University of New York at Buffalo since January 1989 and as a Professor of Radiology at the State University of New York at Buffalo since July 1989. He received his B.A. from Rutgers University and his M.D. from Albany Medical College.

Mr. Kilcoyne has served as our President, Chief Executive Officer and director since December 2004. From April 2002 to April 2004, Mr. Kilcoyne served as the President and Chief Executive Officer of Solace Therapeutics, Inc., a medical device company. From November 1997 to January 2002, he served as the President and Chief Executive Officer of Endonetics, Inc., a medical device company. From February 1997 to November 1997, he served as the Vice President, Sales and Marketing and New Business Development at Medical Scientific, Inc., a medical device company. From July 1993 to February 1997, he served as the Director of Marketing at Microsurge, Inc., a medical device company. Mr. Kilcoyne served in various sales and marketing positions with Guidant Corporation and Boston Scientific Corporation. Mr. Kilcoyne received his B.S. from Cornell University. Mr. Kilcoyne serves as a member of the board of directors of Onset Medical Corp., a private company.

Mr. Shammo has served as our director since July 2004. Since September 2005, Mr. Shammo has served as Senior Vice President and Chief Financial Officer of Verizon Business. From 2003 to September 2005, Mr. Shammo served as President of the West Area for Verizon Wireless, a telecommunications company. From 1995 to 2003, Mr. Shammo served as Vice President and Controller of Verizon Wireless. Mr. Shammo is a Certified Public Accountant. He received his B.S. in accounting from the Philadelphia College of Textiles and Science and his M.B.A. from LaSalle University.

Mr. Thiel has served as our director since 1999.  Since 2003, Mr. Thiel has served as President, Chief Executive Officer and Director of Devax, Inc., a medical device company. From January 2001 until June 2002, Mr. Thiel served as President and Chief Executive Officer of Radiance Medical Systems, Inc., a medical device company. Prior to that, Mr. Thiel served as President and Chief Operating Officer of Radiance Medical Systems, Inc. from February 1999 until January 2001, and as Vice President of Operations from October 1996 until February 1999. Mr. Thiel received his B.S. in Economics from the University of Wisconsin-River Falls, and his M.B.A. from the College of St. Thomas.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2007 fiscal year, which began on April 1, 2006 and will end on March 31, 2007. Although ratification is not legally required, Micrus is submitting the appointment of PwC to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing PwC as our independent registered public accounting firm for fiscal 2007, the Audit Committee carefully considered the firm’s qualifications. The Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by PwC in fiscal 2006, as well as the fees paid to PwC for such services. In its review of non-audit service fees and its appointment of PwC as Micrus’ independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Representatives of PwC will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees relating to audit and other services provided by our independent registered public accounting firm PricewaterhouseCoopers LLP for fiscal 2006 and 2005 (in thousands):

	Years Ended
	March 31,
	2006	2005

Audit Fees(1)	$779	$1,418
Audit-Related Fees(2)	168	—
Tax Fees(3)	54	214

Total	$1,001	$1,632

(1)	These fees consisted of the audit of our financial statements, review of our financial statements included in our Quarterly Reports on Form 10-Q and the review of our Form S-1 Registration Statement in connection with our initial public offering.

(2)	These fees consisted of services primarily related to our Form 8-K filing in connection with the acquisition of Neurologic.

(3)	These fees consisted of tax compliance, tax advice and tax planning including preparation of tax forms and some consulting for international tax matters.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Micrus’ management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During Micrus’ 2006 fiscal year (the period that began on April 1, 2005 and ended on March 31, 2006) the Board met twelve times and took action by unanimous written consent one time during the same period. Each director attended at least 75% of all Board and applicable committee meetings during this time, with the exception of: L. Nelson Hopkins, M.D., who attended six Board meetings and Fred Holubow, who attended nine Board meetings and three Audit Committee meetings. The Board has three standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found on our website at www.micrusendovascular.com, and copies of the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are attached as Appendices A, B and C, respectively, to this Proxy Statement. The current members of the committees are identified in the following table:

Nominating and
Corporate
	Governance	Compensation
Director	Committee	Committee	Audit Committee

Michael R. Henson	X	X
Fred Holubow	X	X	X
Francis J. Shammo	X		X
Jeffrey H. Thiel	X		X
Simon Waddington	X	X

Audit Committee.  The Audit Committee held five meetings during the 2006 fiscal year and took one action by unanimous written consent. Our Audit Committee is composed of Messrs. Shammo (chairperson), Holubow and Thiel. Mr. Shammo is our Audit Committee financial expert as currently defined under applicable Securities and Exchange Commission rules and is an independent director as that term is defined under the Nasdaq listing standards. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market rules. The primary functions of our Audit Committee include:

•	reviewing and monitoring our accounting practices and financial reporting procedures and audits of our financial statements;

•	appointing, compensating and overseeing our independent auditors; and

•	reviewing and evaluating the effectiveness of our internal control over financial reporting.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee.  The Compensation Committee held three meetings during the 2006 Fiscal Year and took one action by unanimous written consent. Our Compensation Committee is currently composed of Messrs. Henson (chairperson), Holubow and Waddington. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. The functions of our Compensation Committee include:

•	determining the amount and form of compensation paid to our executive officers, employees and consultants;

•	reporting annually to our stockholders on executive compensation issues; and

•	administering our equity incentive plans, including the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee held no meetings during the 2006 Fiscal Year and took no action by unanimous written consent. The deliberations and approval by the Nominating Committee with respect to the current nominees for director took place in our 2007 Fiscal Year. Our Nominating and Corporate Governance Committee is currently composed of Messrs. Henson, Holubow, Shammo, Thiel and Waddington. Each member of our Nominating and Corporate Governance Committee is an independent director as that term is defined under the Nasdaq listing standards. The functions of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals, including individuals proposed by stockholders, qualified to serve as members of our Board of Directors;

•	making recommendations to the independent members of the Board with respect to candidates for election to the Board; and

•	reviewing and assessing our corporate governance guidelines and recommending changes to our corporate governance guidelines to the Board.

Director Independence

Micrus has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Micrus or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with Micrus within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors and concluded that none of the non-employee directors has any relationships with Micrus that would impair his or her independence. The Board has determined that each nominee and each member of the Board, other than Mr. Kilcoyne, qualifies as an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Kilcoyne did not meet the independence standards as he is an employee of Micrus. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Micrus other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Micrus’ management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The lead independent director presides over these executive sessions.

Compensation Of Directors

Retainer and Meeting Fees.  We pay each non-employee director an annual cash retainer of $15,000, in addition to $2,000 for each quarterly board meeting attended and $1,000 for each additional board meeting attended. In addition, each member of our audit committee and compensation committee receives $1,000 per meeting attended for up to four meetings of those committees and an additional $500 for each additional committee meeting attended. We pay the chairman of the board of directors an additional annual cash retainer of $72,000, we pay the chairman of our audit committee an additional annual cash retainer of $10,000 and we pay the chairman of our compensation committee an additional cash retainer of $5,000. In addition, we reimburse our directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

Equity Compensation.  No options were granted to our non-employee directors during the 2006 fiscal year. Our 2005 Equity Incentive Plan (the “2005 Plan”) provides for the automatic grant of options to purchase shares of common stock to our non-employee directors on the date of each annual meeting of stockholders, beginning with the annual meeting to be held in 2006, equal in amount to 25,000 shares of common stock for each non-employee director who first becomes a Micrus director after the date the 2005 Plan became effective (an “initial grant”), and 10,000 shares of common stock for each non-employee director (including current non-employee directors) if he or she has served as a director for at least the previous six months (an “annual grant”). The initial grants will vest as to 1/36 of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. The annual grants will vest as to 1/12 of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Generally, upon a change in our ownership or control or a merger or sale of all or substantially all of our assets, the vesting of options granted to non-employee directors, who are then serving on our Board of Directors, will accelerate, and become immediately exercisable. Each option granted to a non-employee director will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term.

In the event of a merger or sale of assets, any and all outstanding awards granted under the 2005 Plan to non-employee directors by us may be assumed, converted, replaced or substituted. In the event such successor corporation, if any, does not assume or substitute awards, the vesting with respect to such awards will accelerate so that the awards may be exercised before or in connection with the closing or completion of the merger or sale of assets, but then terminate. In addition, the Board of Directors may also specify that other transactions or events constitute a change in control and may provide for the accelerated vesting of shares which are the subject of awards and take any one or more of the actions described for a merger transaction. Our Board need not adopt the same rules for each award under the 2005 Plan or for each holder of such awards. Generally, upon a change in our ownership or control or a merger or sale of all or substantially all of our assets, the vesting of options granted to non-employee directors, who are then serving on our Board, will accelerate, and become immediately exercisable.

CORPORATE GOVERNANCE

The Company provides information on its website about its corporate governance policies, including the Company’s Code of Ethics, and charters for the committees of the Board. The website can be found at www.micrusendovascular.com.

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee (the “nominating committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Sarbanes-Oxley Act of 2002 and the

Nasdaq National Market, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Process for Identifying and Evaluating Nominees.  The nominating committee believes the company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Based on this input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Stockholder recommendations.  The Company has never received a recommendation from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder recommended nominees, the committee expects that the evaluation process for a stockholder recommended nominee would be similar to the process outlined above. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. Any stockholder recommendations proposed for consideration by the nominating committee should include (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such recommendations should be addressed to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

Stockholder Nominations.  In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and to solicit proxies in favor of such nominees. For a description of the process for nominating directors in accordance with our Bylaws, see “Stockholder Proposals — 2007 Annual Meeting.”

Michael L. Eagle was initially identified as a potential nominee by a non-management director and Gregory H. Wolf was initially identified as a potential nominee by our chief financial officer.

The Company strongly encourages all of the members of its Board of Directors to attend its Annual Meeting of Stockholders.

Stockholder Communications.  Our Board welcomes communications from our stockholders. Any stockholder wishing to communicate with any of our directors regarding Micrus may write to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of October 3, 2006 (except as noted) by:

•	each of our directors, nominees for director and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of October 3, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership before the offering is based on 14,514,091 shares of common stock outstanding as of October 3, 2006.

Unless otherwise noted below, the address of each person listed on the table is c/o Micrus Endovascular Corporation, Attn: CFO, 821 Fox Lane, San Jose, California 95131.

	Number of Shares	Percentage of
Name and Address	Beneficially Owned	Ownership

John T. Kilcoyne(1)	165,921	1.13%
Robert A. Stern(2)	102,170	*
Robert C. Colloton(3)	48,609	*
Eckhard H. Reitz(4)	27,777	*
Tom M. Holdych(5)	108,905	*
Edward F. Ruppel, Jr(6)	50,895	*
Michael L. Eagle	—	*
Michael R. Henson(7)	183,795	1.25%
Leo Nelson Hopkins(8)	109,888	*
Fred Holubow(9)	54,593	*
Beat R. Merz(10)	36,155	*
Francis J. Shammo(11)	21,850	*
Jeffrey H. Thiel(12)	61,958	*
Simon Waddington(13)	43,198	*
Gregory H. Wolf	—	*
All directors and executive officers as a group(14)	1,103,409	7.13%
Holders of more than 5% of our voting securities
HBM Bioventures (Cayman) Ltd Unit 10 Eucalyptus Building Grand Cayman Cayman Islands(15)	1,927,561	13.28%
William Harris Investors 191 North Wacker Drive, Suite 1500 Chicago, IL 60606(16)	908,068	6.26%
Delaware Management Holdings One Commerce Square 2005 Market Street Philadelphia, PA 19103(17)	826,500	5.69%
Aureus Capital Partners, Ltd P.O. Box 641, No. 1 Seaton Place St Helier, Jersey Channel Islands XO JE4 8YJ(18)	732,351	5.05%

*	Indicates beneficial ownership of less than one percent.

(1)	Includes 164,331 shares of common stock issuable upon exercise of stock options.

(2)	Includes 98,837 shares of common stock issuable upon exercise of stock options.

(3)	Includes 48,609 shares of common stock issuable upon exercise of stock options.

(4)	Represents 7,300 shares of common stock issuable upon exercise of stock options. Mr. Reitz ceased to serve as an executive officer of the Company in January, 2006.

(5)	Includes 108,905 shares of common stock issuable upon exercise of stock options. Mr. Holdych terminated his employment with the Company in July 2006.

(6)	Represents 49,810 shares of common stock issuable upon exercise of stock options.

(7)	Includes 140,895 shares of common stock issuable upon exercise of stock options.

(8)	Represents 109,888 shares of common stock issuable upon exercise of stock options.

(9)	Includes 31,315 shares of common stock issuable upon exercise of stock options. Mr. Holubow, our director, is an employee of William Harris Investors, Inc. William Harris Investors, Inc. is affiliated with or provides investment advice to the following individuals and entities that hold shares of our common stock: Adjuvant Foundation, Courderay Partners, Harris Venture Partners LLC, Irving B. Harris Revocable Trust, Irving Harris Foundation, Jack Polsky Investment Trust, Jerome Kahn, Jr. Revocable Trust, Margot Kahn, Peter Martin, James J. Pelts, Michael S. Resnick, Rotonda Foundation, Roxanne H. Frank Trust and Virginia H. Polsky Trust. Mr. Holubow does not have voting or dispositive power over any of our shares held by affiliates or clients of William Harris Investors, Inc.

(10)	Includes 27,730 shares of common stock issuable upon exercise of stock options. Dr. Merz, our director, is an employee of HBM Partners AG. HBM Partners AG acts as an investment advisor to HBM Partners (Cayman) Ltd. HBM Partners (Cayman) Ltd. provides investment management services to HBM BioVentures (Cayman) Ltd. In addition, HBM Partners (Cayman) Ltd. is the sole shareholder of HBM BioPartners Limited. HBM BioPartners Limited is the general partner of International Life Science Managers LP, and International Life Science Managers LP is the general partner of International Life Science Partners LP. Dr. Merz does not have voting or dispositive power over any of our shares held by HBM BioVentures (Cayman) Ltd. or International Life Science Partners LP.

(11)	Represents 21,850 shares of common stock issuable upon exercise of stock options.

(12)	Includes 52,756 shares of common stock issuable upon exercise of stock options. Also includes 9,202 shares held by the Thiel Family Trust dated 5/10/00, of which Mr. Thiel is the trustee. Mr. Thiel exercises voting and investment power over the foregoing shares.

(13)	Includes 42,426 shares of common stock issuable upon exercise of stock options. Also includes 772 shares of record held by Global Venture Advisors GmbH, of which Dr. Waddington is a Managing Director.

(14)	See footnotes (1) through (13). Includes an aggregate of 966,456 shares of common stock issuable upon the exercise of stock options.

(15)	See footnote (10) for a description of the relationship of Dr. Merz, our director, with HBM BioVentures (Cayman) Ltd. This information is based on Schedule 13G filed with the SEC on February 14, 2006. The board of directors of HBM BioVentures (Cayman) Ltd. exercises voting and investment power over any of our shares held by such entity and acts by majority vote. The board of directors of HBM BioVentures (Cayman) Ltd. is comprised of John Arnold, Colin Shaw, Richard Coles, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to these shares.

(16)	See footnote (9) for a description of the relationship of Fred Holubow, our director, with William Investors, Inc. This information is based on Schedule 13G filed with the SEC on February 14, 2006. According to the Schedule 13G Harris William Investors (William Harris Investors, Inc.) hold sole voting power over 172,627 shares and shared voting power over 675,603 shares and sole dispositive power over 848,230 shares and shared dispositive power over 59,838 shares.

(17)	This information is based on Schedule 13G filed with the SEC on February 9, 2006 by Delaware Management Holdings. According to the Schedule 13G, such entity has voting and dispositive power with respect to all such shares.

(18)	Includes 508,494 shares of record held by Mach II L.P. and 223,857 shares of record held by Mach Capital L.P. The board of directors of Aureus Capital Partners Ltd. exercises voting and investment power over the shares of our capital stock held by Mach II L.P., as general partner of Mach Capital L.P., which is in turn the general partner of Mach II L.P. The board of directors of Aureus Capital Partners Ltd. is comprised of Frank Becker, Peter Donnelly, Keith Mackenzie and Andrew Wignall.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to the shares of our common stock that may be issued pursuant to options under our equity compensation plans at March 31, 2006:

Equity Compensation Plan Information

(c)
Number of Securities
Remaining Available
	(a)			for Future Issuance
	Number of Securities		(b)	Under Equity
	to be Issued		Weighted-Average	Compensation
	Upon Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options,		Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights	Column(a))

Equity compensation plans approved by security holders	2,804,093	(1)	$6.54	1,481,988	(2)
Equity compensation plans not approved by security holders	—		$—	—

Total	2,804,093	(1)	$6.54	1,481,988	(2)

(1)	Includes 1,874,930 shares subject to options outstanding under our 1998 Plan and 929,163 shares subject to options outstanding under our 2005 Plan. Excludes purchase rights currently accruing under the Purchase Plan.

(2)	Includes 910,826 shares of common stock reserved for future issuance under our 2005 Plan and 182,068 shares of common stock reserved for future issuance under our Purchase Plan. As of April 1, 2006, the number of shares available for issuance under the foregoing plans automatically increased to 2,166,991 shares available for issuance under the 2005 Plan and 404,290 shares available for issuance under the Purchase Plan.

1996 Stock Option Plan

As of June 16, 2005, the effective date of the Company’s initial public offering (“IPO”), 14,633 shares were available for grant under the 1996 Stock Option Plan (the “1996 Plan”). Upon the effectiveness of the Company’s IPO, all shares available for grant under the 1996 Plan became available for grant under the 2005 Plan. There were no options outstanding under the 1996 Plan as of the Company’s IPO.

1998 Stock Plan

As of June 16, 2005 (the effective date of the IPO), 158,167 shares were available for grant under the 1998 Stock Option Plan (the “1998 Plan”). Upon the effectiveness of the Company’s IPO, all shares available for grant under the 1998 Plan became available for grant under the 2005 Plan. All options previously granted under the 1998 Plan will continue to be administered under the 1998 Plan.

2005 Equity Incentive Plan

In March 2005, the Company’s board of directors approved the 2005 Equity Incentive Plan (the “2005 Plan”) contingent upon stockholder approval of the 2005 Plan and the effectiveness of the Company’s IPO.

Since the effectiveness of the IPO, the Company will no longer issue any options under the 1996 Plan and the 1998 Plan and the issuance of options will be made solely under the 2005 Plan.

The 2005 Plan provides for the issuance of both incentive stock options and nonqualified stock options. The Company initially reserved a total of 2,222,220 shares of its common stock for issuance under the 2005 Plan. Thereafter, on the effectiveness of the IPO, all of the shares available for grant under the 1996 Plan and the 1998 Plan became available for grant under the 2005 Plan. Effective upon the IPO, all shares that are issuable upon exercise of options granted under the 1998 Plan that expire or become unexercisable for any reason become available for issuance under the 2005 Plan.

In addition, the 2005 Plan provides for an automatic annual increase of the number of shares reserved for issuance thereunder by amount equal to the lesser of (i) 5% of our total number of outstanding shares; (ii) 666,666 shares, or (iii) a number of shares determined by our board of directors.

Option activity under all Plans is as follows (in thousands, except per share data):

		Options Outstanding
			Weighted
	Options		Average
	Available	Number of	Exercise
	for Grant	Options	Price

Balance at March 31, 2003	86	1,340	$0.81
Options authorized	444	—	—
Options granted	(393)	393	$0.90
Options exercised	—	(14)	$0.81
Options forfeited	99	(99)	$0.86

Balance at March 31, 2004	236	1,620	$0.83
Options authorized	978	—	—
Options granted	(1,265)	1,265	$7.58
Options exercised	—	(203)	$0.88
Options forfeited	186	(186)	$1.97
Options canceled	49	(49)	$1.52
Common stock issued under the plan	(4)	—	—

Balance at March 31, 2005	180	2,447	$4.06
Options authorized	2,222	—
Options granted	(1,040)	1,040	$9.51
Options exercised	—	(563)	$0.82
Options forfeited	98	(98)	$9.35
Options canceled	22	(22)

Balance at March 31, 2006	1,482	2,804	$6.54

The options outstanding and currently exercisable by exercise price at March 31, 2006 are as follows (in thousands, except per share data):

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual Life	Exercise	Number	Exercise
Exercise Price	Outstanding	(Years)	Price	Exercisable	Price

$ 0.68 — $ 1.01	510	5.3	$0.78	478	$0.77
$ 1.13 — $ 1.15	156	6.7	$1.14	106	$1.14
$ 5.63 — $ 7.26	938	8.8	$5.69	399	$5.63
$ 8.56 — $12.48	942	9.7	$9.59	3	$10.13
$13.05 — $13.39	258	8.3	$13.11	173	$13.09

$ 0.68 — $13.39	2,804	8.3	$6.54	1,159	$4.33

The number of options outstanding and exercisable at March 31, 2005 was 1,250 shares with a weighted average exercise price of $2.10 per share. The number of options outstanding and exercisable at March 31, 2004 was 974 shares with a weighted average exercise price of $0.79 per share.

Stock-Based Compensation

In anticipation of the Company’s IPO, the Company determined that for financial reporting purposes the estimated value of its common stock was in excess of the exercise price for certain option grants occurring in the fiscal year ended March 31, 2004. The Company records the deferred compensation expense on a straight-line basis over the vesting period, reduced for any cancellation of unvested options. For the years ended March 31, 2006, 2005 and 2004, the Company recorded employee stock-based compensation expense of $229,000, $265,000 and $87,000, respectively.

In March 2005, the Company entered into a settlement agreement with its former CEO relating to his termination in November 2004. The settlement agreement provided that in consideration for executing a release of all claims against the Company, the former CEO would be paid $100,000, payable in equal installments of $20,000 over a period of five fiscal quarters. In addition, all options held by the former CEO continued to vest through February 28, 2005 and all vested options at that date were exercisable through August 31, 2005. As a result of the continued vesting and the change in the exercise date of the options, in the quarter ended March 31, 2005 the Company recorded a general and administrative expense of $2,985,000 related to the intrinsic value of the approximately 325,322 affected options held by the former CEO.

Non-Employee Options

The Company believes that the fair value of the stock options issued to non-employees is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	Year Ended March 31,
	2006	2005	2004

Risk-free interest rate	4.4%	4.6%	3.5%
Expected life (in years)	6 years	7 years	8 years
Dividend yield	0.0%	0.0%	0.0%
Volatility	45%	51%	56%

The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. For the years ended March 31, 2006, 2005 and 2004, the Company recorded non-employee stock-based compensation expense of $160,000, $189,000 and $467,000 respectively.

The non-cash employee and non-employee stock-based compensation has been recorded as follows:

	Year Ended March 31,
	2006	2005	2004

Cost of goods sold	$26	$26	$11
Research and development	22	69	207
Sales and marketing	169	134	162
General and administrative	172	3,210	174

Total	$389	$3,439	$554

2005 Employee Stock Purchase Plan

In March 2005, the Company’s board of directors approved the 2005 Employee Stock Purchase Plan (the “Purchase Plan”), contingent on stockholder approval and the effectiveness of the IPO. The stockholders approved the Purchase Plan in May 2005 and the board of directors amended the plan in June 2005. The Purchase Plan became effective when the public offering for the Company’s common stock commenced on June 17, 2005. The Purchase Plan provides employees with an opportunity to purchase the Company’s common stock through accumulated payroll deductions.

The Company has reserved total of 222,222 shares of common stock for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the total number of shares available for issuance under this plan on April 1 of each year during the term of the Purchase Plan beginning on April 1, 2006, by a number of shares that is equal to the least of: (1) 2% of the outstanding shares of the Company’s common stock on the immediately preceding March 31; (2) 222,222 shares; or (3) a lesser number determined by the Company’s board of directors.

The Purchase Plan permits participants to purchase the Company’s common stock through payroll deductions of up to 15% of the participant’s compensation, up to a maximum of $25,000 per year, and up to a maximum of 1,111 shares per purchase period. Amounts deducted and accumulated for the participant’s account are used to purchase shares of the Company’s common stock on the last trading day of each purchase period at a price of at least 85% of the lesser of the fair market values of the common stock at the beginning of the offering period or at the end of the purchase period.

The Purchase Plan provides for offering periods of 12 months and purchase periods of 6 months or such shorter period as may be established by the Company’s board of directors. The offering periods start on April 1 and October 1 of each year; provided, however, that the initial offering period shall commence on the effective date of the IPO and end on September 30, 2005. During the quarter ended September 30, 2005, there were 15,016 shares issued at a purchase price of $8.41 per share and during the quarter ended March 31, 2006 there were 25,138 shares issued at a purchase price of $8.245 per share under the Purchase Plan.

401(k) Savings Plan

The Company has a 401(K) income deferral plan (the “Plan”) for employees who have completed one hour of service and are 18 years and older. According to the terms of the Plan, the Company may make discretionary matching contributions to the Plan each year, allocable to all plan participants. The Company made no discretionary contributions during the years ended March 31, 2006, 2005 and 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

Mr. Robert A. Stern, 49, has served as our Executive Vice President and Chief Financial Officer since November 2004 and was Vice President, Finance and Administration and Chief Financial Officer from January-November 2004. Mr. Stern was appointed our Secretary in March 2005. From September 2000 to January 2004, Mr. Stern served as the President and Chief Executive Officer of Context Connect, Inc., a

telecommunications company. From March 2000 to September 2000, he served as the Executive Vice President of Quixel Capital Group, an investment holding company. From January 1996 to March 2000, he served as the Vice President and Chief Financial Officer of InnerDyne, Inc., a medical device company. From October 1991 to January 1996, he served as Vice President, Corporate Finance and Chief Financial Officer of RhoMed Incorporated, a pharmaceutical company. Mr. Stern received his B.S. in Business Administration from the University of New Hampshire, Whittemore School of Business and Economics, and his M.B.A. from the University of New Mexico, Anderson School of Management. Mr. Stern serves as a member of the board of directors of Context Connect, Inc., AorTx Inc., and UltraTouch Corporation, all private companies.

Mr. Robert C. Colloton, 48, joined us in March 2005 and is our Vice President, Global Sales and Marketing. From February 2003 to March 2005, Mr. Colloton served as the Vice President, Account and Market Development of VNUS Medical Technologies, Inc., a medical device company. Prior to this position, he also held the positions of Vice President, Worldwide Marketing and International Sales from April 2001 to February 2003 and Vice President, Worldwide Sales and Marketing from June 1999 to April 2001, at VNUS Medical Technologies, Inc. From June 1997 to June 1999, Mr. Colloton served as Vice President, Sales and Marketing of TransVascular, Inc., a medical device company. From January 1993 to June 1997, he served in various sales and marketing executive positions at Cardiometrics, Inc. Mr. Colloton received his B.S. in Business Administration at Miami University in Oxford, Ohio.

Mr. Edward F. Ruppel, Jr., 40, joined us in June 2003 and is our Vice President, Technical Operations. From March 2001 to March 2003, Mr. Ruppel served as the Vice President of Operations of CBYON, Inc., a surgical navigation software and equipment company. From June 1994 to December 2000, he served as Director of Operations, among other management positions, for Biometric Imaging Inc., a subsidiary of Becton, Dickinson & Company, a medical technology company. Mr. Ruppel received his B.S. in Mechanical Engineering at the University of Rochester.

Mr. William G. Rigas, 63, joined us in November 2004 and is our Vice President of Sales, Asia and Latin America. From October 2003 to November 2004, Mr. Rigas served as Vice President of Sales and Marketing of Bioplate Inc., a manufacturer of neurosurgical and cranial facial products. From March 2002 to November 2003, he served as Managing Partner of Neurox Inc., a medical device company. Mr. Rigas also served as the Director International Sales and Marketing of Micro Therapeutics, Inc., from March 2001 to March 2002. From November 1998 to January 2001, Mr. Rigas served as Vice President Worldwide Sales & Marketing of Radiance Medical Systems Inc., a medical device company. Mr. Rigas also served as Vice President Worldwide Sales from June 1993 to December 1997 and as Vice President Sales and Marketing from June 1991 to July 1993 of Neuro Navigational Corporation, a manufacturer of neurosurgery products. Mr. Rigas received his B.S. from California State University, Long Beach.

Ms. Carolyn M. Bruguera, 40, joined us in November 2005 and is our Vice President and General Counsel. From March 2004 to November 2005, she was a partner with Montgomery Law Group in Menlo Park, specializing in corporate and securities law, and from 2000 to 2004 she was a partner with Thoits, Love, Hershberger & McLean in Palo Alto, which she joined as an associate in 1998. She was an associate with Venture Law Group from 1995-1998 and with Heller, Ehrman, White & McAuliffe from 1993-1995. Ms. Bruguera received her J.D. from the University of California, Berkeley’s Boalt Hall School of Law, and her A.B. from Harvard University.

Mr. David A. Watson, 47, has served as our Vice President of Research and Development since October 2004. From July 1999 to September 2004, Mr. Watson acted as an engineering and program management consultant to companies in the medical device industry from August 1999 to September 2004. From June 2001 to December 2002, he served as the Director of Engineering and Product Development for Control Delivery Systems, Inc., a medical device company. From September 1995 to July 1999, he served as Director of Engineering and Program Management, Director of Engineering and Associate Director, Engineering Development at Cythotherapeutics, Inc. Mr. Watson received his B.S. in Mechanical Engineering from California Polytechnic State University.

Mr. Michael R. Crompton, 48, joined us in October 2006 and serves as our Vice President of Regulatory, Clinical and Quality. From March 2006 to September 2006, Mr. Crompton was a consultant to medical device companies and served as an instructor at the University of California, Santa Cruz. From June 2005 to February 2006, he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance at Spinal Kinetics, Inc. From October 2002 to June 2005 he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance and Chief Compliance Officer at Carl Zeiss Meditec, Inc. From December 2000 to September 2002 he was the Vice President, Regulatory/Clinical Affairs & Quality Assurance at CryoVasular Systems, Inc. From May 1996 to November 2000 he served as Vice President, Regulatory Affairs & Quality Assurance at Symphoix Devices, Inc. He received his bachelors degree in biochemistry and masters degree in public health (biomedical sciences) from the University of California, Berkeley and his J.D. from the University of San Francisco School of Law.

Mr. Richard Snyder, 62, joined us in September 2006 and serves as our Vice President of Human Resources. From June 2005 to August 2006, he was the Vice President of Human Resources for a private mortgage banking company. Mr. Snyder acted as a Human Resources consultant to companies in the medical device, high tech and financial services industries from February 2002 to June 2005. Prior to 2002, Mr. Snyder served in Senior Human Resources positions, both international and domestic, with Docent Inc, Lucent Technologies, Sybase, Bank of America and Citicorp. He received a M.A. in Industrial Relations from the University of Minnesota and a B.A. in Economics from Macalester College.

Mr. Jim B. Robbins, 42, has served as our Vice President of Finance since June 2006 and joined us as our Director of Finance in June 2004. From September 2003 through June 2004, Mr. Robbins served as the Corporate Controller for Genitope Corporation, a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. From April 2000 through July 2001 Mr. Robbins was the Corporate Controller for Extricity, Inc., a leading provider of business-to-business software products. Mr. Robbins received his Bachelor of Business Administration with a concentration in accounting from the University of Texas at Austin and is a Certified Public Accountant.

The following table summarizes the compensation earned during the fiscal year ended March 31, 2006 by our chief executive officer, our other four most highly compensated executive officers who were serving as executive officers on March 31, 2006 and an additional officer who would have been included if he had been serving as an executive officer at the end of the last completed fiscal year (each, a “named executive officer”).

				Long-Term Compensation
			Other	Restricted	Securities
	Annual	Annual	Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position(s)	Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation(1)

John T. Kilcoyne	$265,385	$62,569	$—	—	346,220	$—	$194
President and
Chief Executive Officer
Robert A. Stern	$239,769	$154,219	$—	—	217,125	$—	$194
Executive Vice President,
Chief Financial Officer
Tom M. Holdych(2)	$194,400	$36,360	$—	—	117,863	$—	$194
Senior Vice President
Edward F. Ruppel, Jr.	$183,480	$34,320	$—	—	73,330	$—	$186
Vice President of
Technical Operations
Robert Colloton	$211,154	$—	$—	—	161,110	$—	$194
Vice President of Global
Sales and Marketing
Eckhard H. Reitz(3)(4)	$215,768	$26,971	$41,266	—	55,555	$—	$—
Executive Vice President —
Micrus Endovascular SA

(1)	Represents the payment of life insurance premiums.

(2)	Mr. Holdych terminated his employment with the Company in July 2006.

(3)	Mr. Reitz ceased to serve as an executive officer of the Company in January, 2006.

(4)	Mr. Reitz’s other annual compensation includes a representation allowance of $11,769, a relocation allowance of $13,271 and car expenses of $16,226.

OPTION GRANTS IN 2006 FISCAL YEAR

The following table sets forth each grant of stock options during the fiscal year ended March 31, 2006 to each of the named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year. All options were granted under our 2005 Plan at an exercise price equal to the closing price of our common stock on the date of grant or, if no sales were reported on such date, the immediately preceding trading day. The potential realizable value set forth in the last column of the table is based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant until the end of the stock options’ maximum contractual term of ten years, minus the applicable exercise price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and overall market conditions on the date on which the options are exercised.

	Number of	Percentage of			Potential Realizable Value
	Shares	Total Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise		of Stock Price Appreciation
	Options	Employees in the	Price per	Expiration	for Option Term
Named Executive Officers	Granted	Fiscal Year	Share	Date	5%	10%

Robert A. Stern	72,685	7.2%	$10.05	2/14/2016	$459,398	$1,164,204
Robert Colloton	50,000	5.0%	$9.25	1/6/2016	$290,864	$737,106

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information for each of the named executive officers regarding the exercise of options during the 2006 fiscal year and the unexercised options held by them as of March 31, 2006. The value of the unexercised in-the-money options at fiscal year-end has been calculated based on our closing price on March 31, 2006 of $14.00 per share, less the applicable exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option. The values have not been and may never be realized. No options or stock appreciation rights were exercised during the fiscal year and no stock appreciation rights were outstanding at the end of the fiscal year.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		in-the-Money Options
	Upon	Value	Options at March 31, 2006		at March 31, 2006
Named Executive Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John T. Kilcoyne	—	—	125,443	220,777	$1,050,585	$1,849,007
Robert A. Stern	—	—	83,560	133,565	$877,146	$911,847
Tom M. Holdych	—	—	108,382	9,481	$1,399,224	$89,302
Edward F. Ruppel, Jr.	—	—	42,034	31,296	$339,906	$210,088
Robert Colloton	—	—	34,721	126,389	$290,788	$877,258
Eckhard H. Reitz	—	—	21,990	33,565	$281,107	$184,166

Employment and Severance Agreements

In November 2004, we entered into an employment letter with Mr. Kilcoyne, our President and Chief Executive Officer. The employment letter provides that he will receive an initial annual base salary of $250,000 and an initial annual bonus in an amount up to 30% of his base salary subject to the achievement of goals mutually agreed upon by Mr. Kilcoyne and our Board of Directors. In addition, the agreement provides that Mr. Kilcoyne’s initial option grant of 311,110 shares will fully vest immediately upon a change of control.

In the event Mr. Kilcoyne’s employment is terminated without cause, he will be entitled to severance payments equal to six months of his then current base salary.

In November 2003, we entered into an employment letter with Mr. Stern, our Executive Vice President, Chief Financial Officer and Secretary. The employment letter provides that he will receive an initial annual base salary of $200,000 and an initial annual bonus in an amount up to 20% of his base salary subject to the achievement of goals mutually agreed upon by Mr. Stern, our Chief Executive Officer and our Board of Directors. In the event of a change of control, Mr. Stern shall be entitled to receive severance payments equal to twelve months of his then current base salary and his initial option to purchase 79,999 shares of our common stock shall fully vest if, within the twelve month period following the change of control, Mr. Stern’s employment is terminated other than for cause or if Mr. Stern resigns for good reason. Furthermore, absent a change of control, if we terminate Mr. Sterns’ employment other than for cause, Mr. Stern shall be entitled to receive severance payments equal to twelve months of his then current base salary, subject to certain limitations.

In May 2003, we entered into an employment letter with Mr. Ruppel, our Vice President of Technical Operations. The employment letter provides that Mr. Ruppel will receive an initial annual base salary of $165,000.

In February of 2005, we entered into an employment letter with Mr. Colloton, our Vice President of Global Sales and Marketing. Under the terms of the employment letter, Mr. Colloton will receive an initial annual base salary of $205,000 and an initial annual bonus in an amount up to 20% of his base salary subject to the achievement of goals mutually agreed upon by Mr. Colloton, our Chief Executive Officer and our Board of Directors. In addition, if we terminate Mr. Colloton’s employment other than for cause, Mr. Colloton shall be entitled to receive severance payments equal to six months of his then current base salary.

Mr. Reitz ceased to provide services to Micrus Endovascular SA in January 2006. Under the provisions of his employment contract and applicable Swiss law, he will remain an employee of Micrus Endovascular SA for a period ending not later than October 31, 2006, unless an earlier termination date is agreed upon. As long as he remains an employee, he will continue to receive his base salary of 275,000 Swiss francs, or approximately $210,000, and use of a leased company car, as well as vesting of his stock options at a rate of 1,157 shares per month.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended March 31, 2006. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of the Board of Directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary may be adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Additionally, the Compensation Committee takes into account general economic and business conditions. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

Long-Term Incentive Compensation

We utilize our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, and internal comparability considerations.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest over a four-year period at the rate of 25% on the one year anniversary of the vesting commencement date, and 1/48 of the total number of shares subject to the option vest each month thereafter, contingent upon the executive officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

Compensation of the Chief Executive Officer

John T. Kilcoyne has served as our President and Chief Executive Officer since November of 2004. Mr. Kilcoyne’s base salary for the fiscal year ended March 31, 2006 was $265,385 and he received a cash bonus of $62,569 in the 2006 fiscal year.

The factors discussed above in “Base Salaries,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were also applied in establishing the amount of Mr. Kilcoyne’s salary. In addition to the foregoing, other significant factors considered in establishing Mr. Kilcoyne’s compensation were competitive factors and Mr. Kilcoyne’s leadership in achieving our long and short term strategic goals.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the 2005 Equity Incentive Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m)

will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

This report is submitted by the Compensation Committee of the Board of Directors of Micrus Endovascular Corporation.

Michael R. Henson (chairperson)
Simon Waddington
Fred Holubow

Compensation Committee Interlocks and Insider Participation

Michael Henson and Simon Waddington served as members of the Compensation Committee for all of fiscal 2006. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer which serves on our Board of Directors. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Micrus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board is composed of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and Nasdaq rules. In addition, the Board has determined that Francis J. Shammo is an “audit committee financial expert” as defined by SEC rules.

Responsibilities

The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed periodically for changes, as appropriate. The Audit Committee is responsible for general oversight of Micrus’ auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Micrus’ management is responsible for: (a) maintaining Micrus’ books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Micrus’ annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Micrus’ audited consolidated financial statements contained in Micrus’ Annual Report on Form 10-K for the 2006 fiscal year.

2. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3. The Audit Committee has received from the independent registered public accounting firm, PwC, the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PwC the independence of the registered public accounting firm.

4. The Audit Committee has considered whether the provision of services covered by fees paid to PwC is compatible with maintaining the independence of PwC.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Micrus’ Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.

The Audit Committee appointed PwC as Micrus’ independent registered public accounting firm for fiscal 2007 and recommends to stockholders that they ratify the appointment of PwC as Micrus’ independent registered public accounting firm for fiscal 2007.

This report is submitted by the Audit Committee of the Board of Directors of Micrus Endovascular Corporation.

Francis J. Shammo (Chairman)
Fred Holubow
Jeffrey H. Thiel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We have granted options to some of our officers and directors. Please see “Executive Compensation and Related Information — Option Grants in 2006 Fiscal Year” and “Meetings and Committees of the Board of Directors — Compensation of Directors”. We have also entered into employment agreements with certain severance and acceleration provision with certain of our officers and directors. Please see “Executive Compensation and Related Information — Employment and Severance Agreements.”

In July 2006, the Company filed a registration statement on Form S-3 with the SEC for the public offering of 1,270,211 shares by certain selling stockholders. The per share price of the public offering was $11.89, which yielded proceeds to the selling stockholders totaling $15,102,809. The selling stockholders included our directors, Messrs. Henson and Holubow, and PolyTechnos Medical Devices Ltd., which held more than five percent of our common stock at the time we filed the Form S-3. Mr. Henson sold 297,609 shares beneficially owned by him for proceeds of $3,538,571, Mr. Holubow sold 6,666 shares beneficially owned by him for proceeds of $79,259 and PolyTechnos Medical Devices Ltd. sold 965,936 shares beneficially owned by various entities affiliated with PolyTechnos Medical Devices Ltd for proceeds of $11,484,979. All proceeds referenced here do not reflect underwriting discounts and expenses.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of the Company’s common stock shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934 and shall not be incorporated by reference into any such filings.

The following graph shows a comparison of cumulative total return for the Company’s common stock, the NASDAQ Composite Index, and the NASDAQ Medical Equipment Index. Such returns are based on historical results and are not intended to suggest future performance. The graph assumes $100 was invested in the Company’s common stock and in each of the indexes on June 16, 2005 (the date the Company’s common stock commenced trading on The NASDAQ National Market). Data for the NASDAQ Composite Index and the NASDAQ Medical Equipment Index assume reinvestment of dividends. The Company has never paid dividends on its common stock and has no present plans to do so.

COMPARISON OF 9 MONTH CUMULATIVE TOTAL RETURN*

AMONG MICRUS ENDOVASCULAR CORPORATION,
THE NASDAQ COMPOSITE INDEX AND THE NASDAQ MEDICAL EQUIPMENT INDEX

* $100 invested on 6/16/05 in stock or index-including reinvestment of dividends.

  Fiscal year ending March 31.

Cumulative Total Returns

	6/16/05	6/30/05	9/30/05	12/31/05	3/31/06
MICRUS ENDOVASCULAR CORPORATION	100.00	99.91	89.83	79.02	127.16
NASDAQ COMPOSITE INDEX	100.00	99.28	103.97	110.29	115.98
NASDAQ MEDICAL EQUIPMENT INDEX	100.00	99.39	104.87	107.77	116.23

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements for the year ended March 31, 2006 were satisfied on a timely basis except as indicated herein.

One late Form 4 was filed by Edward Ruppel on July 13, 2005 to report the acquisition of 400 shares of common stock on June 16, 2005.

One late Form 4 was filed by Simon Waddington on August 2, 2005 to report the exercise by PolyTechnos Venture Fund II GmbH & Co. KG and PolyTechnos Venture Fund II LP of warrants to purchase 6,042 and 24,259 shares, respectively, of our common stock on July 20, 2005.

One late Form 4 was filed by Robert A. Stern on February 17, 2006 to report the grant to Mr. Stern on February 14, 2006 of an option to purchase 72,685 shares of common stock.

One late Form 4 was filed by Robert C. Colloton on February 17, 2006 to report the grant to Mr. Colloton on January 6, 2006 of an option to purchase 50,000 shares of common stock.

One late Form 4 was filed by Beat Merz on May 23, 2006 to report the exercise by Mr. Merz of an option to purchase 2,778 shares on December 16, 2005.

One amended Form 4 was filed by Michael R. Henson on October 3, 2006 to report 958 shares of common stock omitted from the Form 4 report filed on June 23, 2005.

Other Business

We do not know of any business to be considered at the 2006 Annual Meeting other than the proposals described in this Proxy Statement. However, because we did not receive notice of any other proposals to be brought before the meting, if any other business is properly presented at the meting, your signed proxy card gives authority to John T. Kilcoyne and Robert A. Stern to vote on such matters at their discretion.

Stockholder Proposals — 2007 Annual Meeting

Stockholders may submit proposals on matters appropriate for shareholder action for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the date that is 120 calendar days before the anniversary of the date this year’s proxy statement is “released to stockholders” (i.e., the mailing date). Such proposals also must comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

If you intend to submit a proposal at the 2007 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, our Bylaws provide that a proposal that a stockholder delivers to our principal executive offices not less than 45 nor more than 75 days prior to the anniversary date of the prior year’s meeting shall be timely, provided however, that if the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary date of the prior year’s meeting, to be timely, the proposal must be received from the stockholder not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date the public announcement of the date of such annual meeting is first made.

Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

YOU MAY OBTAIN A COPY OF MICRUS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2006 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO MICRUS ENDOVASCULAR CORPORATION, 821 FOX LANE, SAN JOSE, CALIFORNIA 95131, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT OUR WEBSITE AT WWW.MICRUSENDOVASCULAR.COM.

By Order of the Board of Directors

APPENDIX A

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of Micrus Endovascular Corporation

Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Micrus Endovascular Corporation (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements and the effectiveness of the Company’s internal control over financial reporting. The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable rules and regulations (“Regulations”) of the SEC, and shall meet the independence and financial literacy requirements of Nasdaq. At least one member of the Committee shall be an “audit committee financial expert”, as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1. Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2. Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4. Instruct the independent auditor and the internal auditor, if any, to advise the Committee if there are any subjects that require special attention.

5. Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communication between the independent auditor and management, and discuss these matters with the independent auditor and management.

6. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal controls, including any special steps adopted in light of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting identified during the course of the annual audit, and the adequacy of disclosures about changes in internal control over financial reporting; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any non-GAAP financial measures (as defined in the Regulations) included in any report filed with the SEC or in any public disclosure or release.

7. Review and discuss with management and the independent auditor management’s report on internal control over financial reporting, and the independent auditor’s audit of the effectiveness of the Company’s internal control over financial reporting and its attestation report, prior to the filing of the Form 10-K.

8. Review the management letter delivered by the independent auditor in connection with the audit.

9. Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report on Form 10-K.

10. Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee or a member of the Committee who is a financial expert.

11. Meet at least once each year in separate executive sessions with management, the internal auditor, if any, and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

12. Have such direct and independent interaction with members of management, including the Company’s chief financial officer and chief accounting officer, as the Committee believes appropriate.

13. Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor, if any, or management.

14. Review the scope and results of internal audits, if any.

15. Evaluate the performance of the internal auditor, if any, and, if so determined by the Committee, recommend replacement of the internal auditor.

16. Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

17. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

18. At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.

19. Prepare the Committee report required by the Regulations to be included in the Company’s annual proxy statement.

20. Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. Approve, in accordance with Sections 10A(h) and (i) of the Exchange Act, the Regulations and the Auditing Standards of the Public Company Accounting Oversight Board, all professional services, to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may adopt policies and procedures for the approval of such services which may include delegation of authority to a designated member or members of the Committee to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

22. Review and approve all related party transactions.

Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1. Perform each of the responsibilities of the Committee described above.

2. Appoint a chair of the Committee, unless a chair is designated by the Board.

3. Engage independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities.

4. Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee, and payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

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APPENDIX B

COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors of Micrus Endovascular Corporation

Purpose

The purpose of the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Micrus Endovascular Corporation (the “Company”) is to discharge the responsibilities of the Board with respect to compensation, reporting annually to the Company’s stockholders on executive compensation matters, administration of the Company’s equity and other compensation plans, and such other actions and matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

Membership and Power to Act

The Compensation Committee will be comprised of at least two members of the Board of Directors. Such members will be elected by and serve at the discretion of the Board. Each Committee member will serve on the Committee during his or her respective term as a Board member, subject to earlier removal by a majority vote of the Board. Unless a chair is elected by the Board, the members of the Committee may designate a chair by vote of the Committee.

As long as the Company’s Common Stock remains publicly traded, each member of the Committee will be (1) “independent” as defined under applicable Nasdaq (or applicable stock exchange) rules (except as otherwise permitted under such rules), (2) a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, and (3) as an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986. These terms are more fully described on Exhibit A attached hereto.

In the event that the Committee has more than two members and one or more members of the Committee are absent from a meeting of the Committee or being present at a meeting recuse themselves from an action taken, the remaining members of the Committee (provided there are at least two such members), acting unanimously, shall have the power to take any necessary action. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by at least two members of the Committee. No member of the Committee shall participate in any discussions or deliberations relating to such person’s own compensation or other matters in which such person has a material interest.

Except with respect to matters relating to compensation of the Company’s Chief Executive Officer, with respect to which the Board delegates to the Committee exclusive authority during such period of time that the Committee is empanelled with at least two qualifying members as required above, the Board simultaneously reserves to itself all authority delegated hereunder to the Committee. This reservation of authority does not in any way limit the Committee’s authority to act definitively on matters delegated to it hereunder. Notwithstanding the above, the Board reserves the right at any time to revoke or change the authority delegated hereunder.

Meetings

The Committee will meet at such times as it deems appropriate to discharge its duties hereunder. The Committee may act by unanimous written consent.

Responsibilities

The authority delegated to the Committee is set forth below. This description of authority is intended as a guide and the Committee may act and establish policies and procedures that are consistent with these guidelines or are necessary or advisable, in its discretion, to carry out the intent of the Board in delegating such authority and to fulfill the responsibilities of the Committee hereunder.

1. The Committee has exclusive authority to determine the amount and form of compensation paid to the Company’s Chief Executive Officer, and to take such action, and to direct the Company to take such action, as is necessary and advisable to compensate the CEO in a manner consistent with its determinations. The Committee will review at least annually the Chief Executive Officer’s performance, including in light of goals and objectives established for such performance, including the relationship of such compensation to corporate performance, and in light of such review determine his or her compensation.

2. The Committee has authority to determine the amount and form of compensation paid to the Company’s executive officers, officers, employees, consultants and advisors and to review the performance of such persons in order to determine appropriate compensation, as well as to establish the Company’s general compensation policies and practices and to administer plans and arrangements established pursuant to such policies and practices. The Committee has authority to take such action, and to direct the Company to take such action, as is necessary and advisable to compensate such persons and to implement such policies and practices in a manner consistent with its determinations. It is expected that the Committee may delegate its authority on these matters with regard to non-officer employees and consultants of the Company to officers and other appropriate Company supervisory personnel.

3. The Committee has authority to administer the Company’s equity compensation plans, including without limitation to approve the adoption of such plans, to reserve shares of Common Stock for issuance thereunder, to amend and interpret such plans and the awards and agreements issued pursuant thereto, and to make awards to eligible persons under the plans and determine the terms of such awards.

4. The Committee has authority to select, engage, compensate and terminate compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the Committee in carrying out its responsibilities and functions as set forth herein. Compensation paid to such parties and related expenses will be borne by the Company and the Company will make appropriate funding available to the Committee for such purposes.

5. Except with respect to the responsibilities set forth in paragraph 1 above, the Committee may delegate its authority granted under this charter to a subcommittee of the Committee (consisting either of a subset of members of the Committee or, after giving due consideration to whether the eligibility criteria described above with respect to Committee members and whether such other Board members satisfy such criteria, any members of the Board). In addition, to the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company (or other appropriate supervisory personnel) the authority to grant stock options and other stock awards to employees (who are not executive officers or members of the Board) of the Company or of any subsidiary of the Company.

6. The Committee will prepare an annual report to the Company’s stockholders on executive compensation that will be included in the Company’s proxy statement for its annual stockholders’ meeting in accordance with the rules and regulations of the Securities and Exchange Commission.

7. The Committee will make regular reports to the Board with respect to significant actions and determinations made by the Committee.

8. The Committee will periodically review this charter and make recommendations to the Board with regard to appropriate changes to the charter.

9. The Committee will periodically review its own performance and report on its conclusions in this regard to the Board.

10. The Committee has the authority to perform such other activities and functions as are required by law, applicable Nasdaq (or stock exchange) rules or provisions in the Company’s charter documents, or as are otherwise necessary and advisable, in its or the Board’s discretion, to the efficient discharge of its duties hereunder.

Reports

The Committee will record its actions and determinations in written form. These records will be incorporated as a part of the minutes and actions of the Board.

Exhibit A

1. Independent Director.

The Compensation Committee must be composed solely of “independent” directors, as defined in NASD Rule 4200(a)(15). If the Compensation Committee is composed of at least 3 members, one non-independent director who is not a current officer or employee or family member of such person may serve on the Compensation Committee for up to 2 years.

The following would not be independent under NASD Rule 4200(a)(15):

(a) An officer or employee of the company

(b) A director who has been employed by the company or any parent or subsidiary of the company within the past 3 years

(c) A director who received, or who had a family member who received, payments from the company of more than $60,000 during the current fiscal year or any of the past 3 years, other than compensation to the director for Board service or compensation to a family member who is an employee but not an executive officer of the company, its parent, or any subsidiary

(d) A director who is the immediate family member of any person who was an executive officer of the company or any parent or subsidiary of the company within the past 3 years

(e) A director who is a partner, executive officer, or controlling shareholder of any organization to which the company made, or from which the company received, payments that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more, during the current or any of the past 3 years, other than payments arising solely from investment

(f) A director who is an executive officer of another company where any of the company’s executive officers has served on the compensation committee of the other company within the past 3 years

(g) A director who was a partner or employee of the company’s outside auditor and worked on the company’s audit during the past 3 years

(h) Any person who has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment

2. Non-Employee Director.

Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 defines a Non-Employee Director as a director who:

(a) Is not currently an officer (as defined in Rule 16a-1(f)) of the issuer or a parent or subsidiary of the issuer, or otherwise currently employed by the issuer or a parent or subsidiary of the issuer;

(b) Does not receive compensation, either directly or indirectly, from the issuer or a parent or subsidiary of the issuer, for services rendered a s a consultant or in any capacity other than a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of this chapter;

(c) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) of this chapter; and

(d) Is not engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b) of this chapter.

3. Outside Director.

Regulation 1.162-27(e)(3) promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, defines an Outside Director as a director who:

(a) Is not a current employee of the publicly held corporation;

(b) Is not a former employee of the publicly held corporation who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

(c) Has not been an officer of the publicly held cooperation; and

(d) Does not receive remuneration from the publicly held corporation, either directly or indirectly, in any capacity other than as a director. For this purpose, remuneration includes any payment in exchange for goods or services.

APPENDIX C

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Adopted by the Board of Directors of Micrus Endovascular Corporation

Purpose

The purpose of the Nominating and Governance Committee (the “Committee”) of the board of directors (the “Board”) of Micrus Endovascular Corporation (the “Company”) is to identify individuals qualified to serve as members of the Board of the Company, recommend nominees for election as directors of the Company, develop and recommend to the Board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct.

Composition

The Committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall satisfy the requirements of Nasdaq.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1. Identify and evaluate individuals, including individuals proposed by stockholders, qualified to serve as members of the Board, and recommend for determination by the independent directors of the Company nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings.

2. Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board.

3. Cause to be prepared and recommend to the Board the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by the Board.

4. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

5. From time to time, review and reassess this Charter and, if appropriate, recommend changes to the Board.

6. Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1. Perform each of the responsibilities of the Committee described above.

2. Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee.

3. Appoint a chair of the Committee, unless a chair is designated by the Board.

4. Engage and terminate search firms, independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such search firms, independent counsel and other advisers.

5. Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to any search firm or other advisers engaged by the Committee.

C-1

MICRUS ENDOVASCULAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MICRUS ENDOVASCULAR CORPORATION FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 2006
     The undersigned stockholder of Micrus Endovascular Corporation, a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John T. Kilcoyne and Robert A. Stern or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Micrus Endovascular Corporation to be held on Monday, November 14, 2006, at 11:00 a.m., local time, at the Holiday Inn at 1740 North First Street, San Jose, CA 95142 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL NOMINATED DIRECTORS; (2) TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2007; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
MICRUS ENDOVASCULAR CORPORATION
November 14, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1.	ELECTION OF DIRECTORS: To elect three (3) Class I directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Michael L. Eagle
		¡	Fred Holubow
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Gregory H. Wolf

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.